Exhibit 99.1

This investor update provides Delta’s guidance for the September quarter 20101.

Revenue Trends
•	Projected system load factors of 83% for September 2010 and 86% for the September quarter are expected to be consistent with the corresponding prior year period.

Profit Sharing
•	The September quarter profit sharing expense is estimated at $170 million.

Liquidity and Cash Flow
•
Delta expects to end the September 2010 quarter with $5.6 billion of unrestricted liquidity, which is lower than previous guidance due to the successful execution of $750 million of debt reduction initiatives, from which the company expects $125 million in annual savings.

Guidance

September Quarter 2010
Operating margin (includes profit sharing expense)	12 - 13%

Consolidated fuel price, including taxes, hedges and option premiums	$ 2.30

Capital expenditures	$350 million

Cargo and other revenue	$1.1 – 1.2 billion

September Quarter 2010 vs. September Quarter 2009
Passenger RASM	Up 15%

Consolidated CASM, excluding fuel and profit sharing expense	Flat

Mainline CASM, excluding fuel and profit sharing expense	Up 1 - 2%

System capacity	Up 2%
Domestic	Up 1 – 2%
International	Up 2 - 3%

Mainline capacity	Up 2 - 3%
Domestic	Up 3 - 4%
International	Up 2 - 3%

Fuel hedge update
As of 9/10/10
% of Projected Fuel Requirements Hedged
September Quarter 2010
Call options	29%
Collars	16%
Swaps	6%
Total	51%

Projected fuel price/gallon	$2.30

Projected fuel price includes:
•	Assumed $86.50 all-in price per barrel for crude oil plus refining spread
•	$0.24 for taxes, transportation and hedge premiums

Share count
•	Delta expects approximately 842 million diluted weighted average shares and approximately 835 million basic weighted average shares outstanding for the September 2010 quarter.

Special items
•
Delta anticipates recording in the September 2010 quarter special items which will affect its operating margin and CASM for the period.  These special items are associated with 1) charges related to the Comair fleet reduction activities and 2) merger-related expenses.  Because the total amount of these special items is still being evaluated, Delta is currently unable to reconcile to GAAP the operating margin and CASM guidance in this Investor Update.

•
Delta also expects to record in the September 2010 quarter a special item associated with the primarily non-cash loss on extinguishment of debt, including the write-off of unamortized debt discount, as part of the company’s debt reduction initiatives.  This special item does not affect the guidance provided in this Investor Update.

Notes
1	Delta excludes special items because management believes the exclusion of these items is helpful to investors in evaluating the company’s recurring operational performance.

Forward Looking Statements

Statements in this Investor Update that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the cost of aircraft fuel; the effects of the global recession; the effects of the global financial crisis; the impact of posting collateral in connection with our fuel hedge contracts;  the impact that our indebtedness will have on our financial and operating activities and our ability to incur additional debt; the restrictions that financial covenants in our financing agreements will have on our financial and business operations; labor issues; the ability to realize the anticipated benefits of our merger with Northwest; the integration of the Delta and Northwest workforces; interruptions or disruptions in service at one of our hub airports; our increasing dependence on technology in our operations; our ability to retain management and key employees; the ability of our credit card processors to take significant holdbacks in certain circumstances; the effects of terrorist attacks; and competitive conditions in the airline industry.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010.  Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of September 14, 2010 and which we have no current intention to update.